                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            THE TJX COMPANIES, INC.
                (Name of Registrant as Specified In Its Charter)

                            THE TJX COMPANIES, INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                               TJX Companies Logo


                                                             770 Cochituate Road
                                                 Framingham, Massachusetts 01701


                                                                  April 25, 1997


Dear Stockholder:

     We cordially invite you to attend our 1997 Annual Meeting, which will be held Tuesday, June 3, 1997, at 11:00 a.m. at BankBoston, 100 Federal Street, Boston, Massachusetts.

     At this meeting you are being asked to (i) elect four Class III directors;
(ii) amend the Company's Second Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock; (iii) approve certain material terms of the Company's 1986 Stock Incentive Plan; (iv) approve certain material terms of the Company's Management Incentive Plan; (v) approve certain material terms of the Company's Long Range Performance Incentive Plan; and (vi) extend the term of the Company's 1993 Non-Employee Director Stock Option Plan. Your vote is important regardless of the number of shares you own. Accordingly, we urge you to read the proxy statement and to complete, sign and return your Proxy promptly in the enclosed envelope.

     We hope that you will be able to join us on June 3rd.

                                   Sincerely,

              Cammarata Signature                            Nelson Signature
               BERNARD CAMMARATA                              JOHN M. NELSON
                 President and                             Chairman of the Board
            Chief Executive Officer


                           Printed on Recycled Paper

                            THE TJX COMPANIES, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 3, 1997
                            ------------------------

     The Annual Meeting of Stockholders of The TJX Companies, Inc. (the "Company") will be held at BankBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, June 3, 1997, at 11:00 a.m. for the following purposes:

     1. To elect four Class III directors to serve until the 2000 Annual Meeting of Stockholders.

     2. To amend Article Fourth of the Company's Second Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 150,000,000 to 300,000,000.

     3. To approve certain material terms of the Company's 1986 Stock Incentive Plan.

     4. To approve certain material terms of the Company's Management Incentive Plan.

     5. To approve certain material terms of the Company's Long Range Performance Incentive Plan.

     6. To amend the Company's 1993 Non-Employee Director Stock Option Plan to extend the expiration date of the plan.

     7. To transact any other business which may properly be brought before the meeting.

     Stockholders of record at the close of business on April 14, 1997 are entitled to notice of and to vote at the meeting and any adjournments thereof.

                                            By Order of the Board of Directors

                                                      JAY H. MELTZER
                                                        Secretary

Framingham, Massachusetts

April 25, 1997


PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            THE TJX COMPANIES, INC.
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 3, 1997
                                PROXY STATEMENT
                            ------------------------

     The enclosed proxy is solicited on behalf of the Board of Directors of The TJX Companies, Inc. (the "Company"). Shares represented by duly executed proxies will be voted for the election of the four nominees set forth below as Class III directors unless authority is withheld and in favor of Proposals 3, 4, 5 and 6 unless authority is withheld or different instructions are given. Under Delaware Law, Proposal 2 must receive the affirmative vote of the holders of a majority of the Company's outstanding Common Stock, as a result, abstentions and broker non-votes will have the effect of a vote against Proposal 2. Proxies may be revoked by a later dated proxy, by a written revocation received by the Secretary of the Company at its address set forth below prior to the voting thereof or by a request at the meeting, prior to the voting thereof, that the proxy be revoked.


     Stockholders of record at the close of business on April 14, 1997 are entitled to receive notice of and to vote at the meeting. Each share of Common Stock outstanding on the record date is entitled to one vote. As of the close of business on April 14, 1997, there were outstanding and entitled to vote 79,709,507 shares of Common Stock.


     This Proxy Statement, the enclosed proxy and the Annual Report for the Company's fiscal year ended January 25, 1997 are being first mailed to stockholders on or about the date of the Notice of Meeting. The Company's address is 770 Cochituate Road, Framingham, Massachusetts 01701.

                             ELECTION OF DIRECTORS

     The Board of Directors has voted to fix the number of directors at ten. The Company's Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the nominees named below, unless otherwise instructed, as Class III directors for a term of three years expiring at the 2000 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If any nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by the Board of Directors or such lesser number of directors as may be designated by the Board of Directors, unless instructions are given to the contrary. Management does not anticipate that any of the nominees will become unavailable. Directors will be elected by a plurality of the votes cast at the meeting. Although votes to withhold authority and broker non-votes (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will be counted as present at the meeting for quorum purposes, neither will be considered to be votes cast with respect to the election of directors. The nominees as Class III directors, and the incumbent Class I and Class II directors, are as follows:

              NOMINEES AS CLASS III DIRECTORS -- TERMS EXPIRE 2000

BERNARD CAMMARATA, 57.
Director since 1989.
Member of the Executive and Finance Committees.

     Mr. Cammarata has been President and Chief Executive Officer of the Company since 1989 and Chairman of the Company's T.J. Maxx Division from 1986 to 1995 and of The Marmaxx Group since 1995. Mr. Cammarata was Executive Vice President of the Company from 1986 to 1989, President, Chief Executive

Officer and a director of the Company's former TJX subsidiary from 1987 to 1989, and President of the Company's T.J. Maxx Division from 1976 to 1986.

ARTHUR F. LOEWY, 68.
Director since 1989.
Chairman of the Finance Committee and member of the Audit Committee.

     Mr. Loewy provided financial consulting services to the Company from 1989 to February 1995. Prior thereto, Mr. Loewy was Chief Financial Officer from 1975 to 1989 and Executive Vice President-Finance of the Company from 1982 to 1989, and was Chief Financial Officer and a director of the Company's former TJX subsidiary from 1987 to 1989. Mr. Loewy is a director of Waban Inc.

ROBERT F. SHAPIRO, 62.
Director since 1974.
Chairman of the Executive Compensation Committee and member of the Committee on Directors and Corporate Governance.

     Mr. Shapiro has been President of RFS & Associates, Inc., an investment and consulting firm, since 1988. He was Co-Chairman of Wertheim Schroder & Co. Incorporated, investment bankers, from 1986 to 1987, and was President of Wertheim & Co., Inc., prior thereto. Mr. Shapiro is a director of The Burnham Fund, Inc., American Buildings Company, Magainin Pharmaceuticals, Inc. and an independent general partner of Equitable Capital Partners, L.P. and Equitable Capital Partners (Retirement), L.P. He is a past Chairman of the Securities Industry Association.

FLETCHER H. WILEY, 54.
Director since 1990.
Chairman of the Audit Committee and member of the Committee on Directors and Corporate Governance.

     Mr. Wiley has been the Executive Vice President and General Counsel of PRWT Services, Inc., a technology-oriented products and services firm, since 1996 and is now of counsel with the law firm, Goldstein & Manello, P.C. where he was a senior partner from 1993 to 1996. Prior thereto Mr. Wiley was a partner at the law firm Fitch, Wiley, Richlin & Tourse, P.C. and its predecessor firm since 1979.

                     CLASS I DIRECTORS -- TERMS EXPIRE 1998

RICHARD G. LESSER, 62.
Director since 1995.

     Mr. Lesser has been Executive Vice President of the Company since 1991, Chief Operating Officer of the Company since 1994 and President of The Marmaxx Group since 1995. Mr. Lesser was Senior Vice President of the Company from 1989 to 1991, President of the T.J. Maxx Division from 1986 to 1994, Senior Executive Vice President-Merchandising and Distribution in 1986, Executive Vice President-General Merchandise Manager from 1984 to 1986 and Senior Vice President-General Merchandise Manager from 1981 to 1984. Mr. Lesser is a director of Reebok International Ltd.

JOHN M. NELSON, 65.
Director since 1993.
Chairman of the Board, Chairman of the Executive Committee and ex-officio member of the Committee on Directors and Corporate Governance and the Audit, Executive Compensation and Finance Committees.


     Mr. Nelson has been Chairman of Wyman-Gordon Company since 1991 and was Chief Executive Officer from 1991 to 1994. Mr. Nelson was employed by Norton Company from 1959 to 1990, serving as Chairman and Chief Executive Officer from 1988 to 1990, and President and Chief Operating Officer from 1986 to 1988. Mr. Nelson is also a director of Aquila Biopharmaceuticals, Inc., Brown and Sharpe Manufacturing Company, Commerce Holdings, Inc. and Stocker & Yale, Inc.

                    CLASS II DIRECTORS -- TERMS EXPIRE 1999

PHYLLIS B. DAVIS, 65.
Director since 1990.
Chairperson of the Committee on Directors and Corporate Governance and member of the Executive Committee.

     Mrs. Davis was employed by Avon Products, Inc. from 1968 to 1991. Mrs. Davis served as Avon's Group Vice President, U.S. Sales and Distribution from 1985 to 1988, Executive Vice President, U.S. Direct Selling, from April 1988 to April 1989, Executive Vice President, Direct Sales Group from April 1989 to September 1989, and Corporate Senior Vice President from September 1989 to September 1991. She is a director of Eaton Corporation and BellSouth Corporation and a trustee of various open-end mutual funds in the Fidelity Group.

DENNIS F. HIGHTOWER, 55.
Director since 1996.
Member of the Audit and Executive Compensation Committees.

     Mr. Hightower has been a Senior Lecturer at the Harvard Business School since July 1996. He was employed by The Walt Disney Company from 1987 to 1996 serving as President of Walt Disney Television & Telecommunications from 1995 to 1996, President-Disney Consumer Products (Europe, Middle East and Africa) from 1991 to 1995, Executive Vice President (Europe, Middle East) from 1990 to 1991, Senior Vice President (Europe, Middle East) from 1988 to 1990 and Vice President (Europe) from 1987 to 1988.

JOHN F. O'BRIEN, 54.
Director since 1996.
Member of the Executive Compensation and Finance Committees.


     Mr. O'Brien has been Chief Executive Officer, President and a director of Allmerica Financial Corporation (holding company) since 1996, Chief Executive Officer, President and a director of First Allmerica Financial Life Insurance Company (insurance company) since 1989; Chairman of the Board and director of Allmerica Financial Life Insurance and Annuity Company (insurance company) since 1989; Chairman of the Board and Trustee of Allmerica Funds (investment company) since 1991; Chairman of the Board and Trustee of Allmerica Investment Trust (investment company) since 1989; President, Chief Executive Officer and a director of Allmerica Property & Casualty Companies, Inc. (insurance holding company) since 1992; Chairman of the Board and Trustee of Allmerica Securities Trust (investment company) since 1989; and Chairman of the Board and Chief Executive Officer of Citizens Corporation (insurance holding company) since December 1992. Mr. O'Brien is also a director of ABIOMED, Inc. and Cabot Corporation.


WILLOW B. SHIRE, 49.
Director since 1995.
Member of the Executive Compensation Committee and the Committee on Directors and Corporate Governance.

     Ms. Shire has been an executive consultant with Orchard Consulting Group since 1994. Prior thereto Ms. Shire was employed by Digital Equipment Corporation from 1976, serving as Vice President and Officer, Health Industries Business Unit from 1990 to 1994.

THE BOARD AND ITS COMMITTEES

     The Audit Committee, which held four meetings during fiscal 1997, reviews with management, the internal audit group and the independent accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate, and the Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate.

     The Executive Compensation Committee, which held five meetings during fiscal 1997, reviews salary policies and compensation of officers and other members of management, approves compensation plans and compensation of certain officers and other members of management, and administers certain of the Company's incentive plans, including stock option and stock purchase plans.

     The Committee on Directors and Corporate Governance, which was established subsequent to fiscal 1996 and which held five meetings during fiscal 1997, reviews with the Board the Company's practices and policies with respect to directors, including retirement policies and compensation for non-employee directors, the size of the Board, the ratio of employee directors to non-employee directors, the meeting frequency of the Board and the structure of Board meetings. The Committee also, among other things, reviews the functions, duties and composition of Board committees and compensation for committee members; insures that the Company maintains policies with respect to significant issues of corporate public responsibility; recommends to the Board processes for the evaluation of the performance of the Board, the Chairman of the Board and the Chief Executive Officer; and insures that management maintains and presents to the Board plans for succession to senior management positions in the Company. In addition, the Committee has the responsibility to recommend qualified candidates to the Board for election as directors of the Company and will consider nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company.

     The Executive Committee, which held two meetings during fiscal 1997, has the authority to act for the Board of Directors on most matters during the intervals between meetings of the Board.

     The Finance Committee, which held three meetings during fiscal 1997, reviews and makes recommendations to the Board on the Company's financing plans, financial condition, borrowing and investment policies, financial strategies, capital structure and tax liabilities and payments; the sale and pricing of Company securities; the oversight of pension and benefit plans; the Company's insurance program, dividend policy and foreign exchange policies; and capital investment criteria.

     During fiscal 1997 the Board of Directors held nine meetings. Each director attended at least 75% of all meetings of the Board and Committees of which he or she is a member.

COMPENSATION OF DIRECTORS

     Directors, except for Messrs. Cammarata and Lesser, are paid an annual retainer of $20,000, and fees of $1,250 for each Board meeting and, except for Mr. Nelson, $750 for each Committee meeting attended, other than the Executive Committee meetings for which no fees are paid. Mr. Nelson, Chairman of the Board, is paid an additional $230,000 per annum. The Chairpersons of each of the Committees (other than the Executive Committee) are paid $2,500 per annum for their services as such. Directors may participate in the Company's General Deferred Compensation Plan.

     The Company has adopted a retirement plan for its directors (other than directors who are or have been employees of the Company and its subsidiaries). The Company funds the plan through the periodic purchase and transfer to eligible directors of annuity contracts providing for payment in satisfaction of benefits described in the plan. Directors also receive cash payments in compensation for the expected Federal and state income tax payable in respect of the periodic purchase and transfer of the annuity contracts and such cash payments. Any eligible director who attains age 65 with at least 10 years of service (or ages 70, 71 or 72 with 9, 8 or 7 years of service, respectively), including service prior to the adoption of the plan, is entitled to an after-tax retirement benefit equal to the after-tax equivalent of his or her highest three-year average annual basic retainer fees (which are frozen at $20,000 per year for purposes of this plan), payable in the form of a single life annuity or in certain optional forms of actuarially equivalent value. Because of the cash payments in respect of taxes, and the fact that a portion of the payments under the annuity will constitute a return of investment rather than taxable income, the amount of the annuity payments will be less than the average of the pre-tax retainer fees. Reduced or deferred benefits are payable to directors with at least 5 years of service who retire prior to eligibility for a full retirement benefit. The plan also provides for certain death benefits.

     The Company has adopted the 1993 Stock Option Plan for Non-Employee Directors pursuant to which directors who are not present or former employees of the Company receive options to purchase shares of Common Stock. Pursuant to the plan, on the date of each annual meeting, each non-employee director first elected subsequent to the previous annual meeting receives an option to purchase 1,000 shares and each continuing non-employee director is granted an option to acquire 500 shares of Common Stock. The Non-Employee Director Option Plan will expire after the grants made at the annual meeting in 1997, unless extended to 2002 pursuant to Proposal 6. Options outstanding at the expiration of the term of the plan will continue in effect according to their terms. The exercise price of options is the fair market value of the Common Stock on the date of grant. Each option is non-transferable except upon death, expires 10 years after the date of grant and becomes fully exercisable one year after the date of grant. If the director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, that option will immediately expire. Any vested options will remain exercisable for a period of three years following death, disability or retirement after attaining age 65 with at least 10 years of service as a director or after attaining age 70, 71 or 72 with 9, 8 or 7 years of service, respectively, or three months following other termination of the individual's status as a director, but in no event beyond the tenth anniversary of the date of grant. Upon a merger in which the Company is not the surviving corporation or that results in the acquisition of all of the Company's stock or a sale of all or substantially all of the Company's assets, or a dissolution or liquidation of the Company, all options not at the time exercisable will become immediately exercisable and will terminate upon the consummation of the transaction.

BENEFICIAL OWNERSHIP

     The following table shows as of March 31, 1997 the number of shares of the Company's Common Stock beneficially owned by each director, nominee and executive officer and by all directors, nominees and executive officers as a group.

                                                                                PERCENTAGE OF
                                                                                 OUTSTANDING
                             NAME                           NUMBER OF SHARES    COMMON STOCK
    ------------------------------------------------------  -----------------   -------------
    Bernard Cammarata.....................................       172,186(1)            .2%
    Donald G. Campbell....................................        62,296(1)            .1%
    Phyllis B. Davis......................................         4,350(1)            --
    Dennis F. Hightower...................................         1,000               --
    Richard G. Lesser.....................................        85,340(1)            .1%
    Arthur F. Loewy.......................................        10,390(2)            --
    John M. Nelson........................................         5,500(1)            --
    John F. O'Brien.......................................         2,000               --
    Robert F. Shapiro.....................................        12,000(3)            --
    Willow B. Shire.......................................         1,500(1)            --
    Fletcher H. Wiley.....................................         2,400(1)            --
    All Directors, Nominees and Executive Officers as a
      group (11 persons)..................................       358,962(4)          0.45%

---------------

(1) Includes with respect to the following directors and executive officers, the following shares of Common Stock which each such director or executive officer had the right to acquire on March 31, 1997 or within sixty (60) days thereafter through the exercise of options: Mr. Cammarata (125,000); Mr. Campbell (46,680); Mrs. Davis (2,000); Mr. Lesser (85,340); Mr. Nelson (1,500); Ms. Shire (1,000); and Mr. Wiley (2,000).

(2) Excludes 826 shares owned by Mr. Loewy's wife, of which Mr. Loewy disclaims beneficial ownership. Includes 2,550 shares of Common Stock which Mr. Loewy had the right to acquire on March 31, 1997 or within sixty (60) days thereafter through the exercise of options.

(3) Includes 1,500 shares of Common Stock owned by a foundation of which Mr. Shapiro is a Vice President and Chairman of the Board and 2,000 shares of Common Stock which Mr. Shapiro had the right to acquire on March 31, 1997 or within sixty (60) days thereafter through the exercise of options.

(4) Includes 268,070 shares of Common Stock which such persons had the right to acquire on March 31, 1997 or within sixty (60) days thereafter through the exercise of options.

     As of March 31, 1997, based on information filed with the Securities and Exchange Commission, the persons known to the Company to beneficially own five percent or more of the Company's outstanding voting stock are as follows:

                                                                             PERCENTAGE OF
                                                           NUMBER OF             CLASS
            NAME AND ADDRESS OF BENEFICIAL OWNER             SHARES           OUTSTANDING
    ----------------------------------------------------  ------------       --------------
    FMR Corp............................................    11,846,104(1)         14.6%
    Edward C. Johnson 3d                                  Common Stock
    Abigail P. Johnson
    82 Devonshire Street
    Boston, MA 02109
    Putnam Investments, Inc.............................     5,995,800(2)          7.5%
    One Post Office Square                                Common Stock
    Boston, MA 02109

---------------

(1) Includes 1,679,888 shares of Common Stock issuable upon conversion of the Company's Series E Cumulative Convertible Preferred Stock. Information is as of December 31, 1996 and is based on a Schedule 13G filed by FMR Corp. FMR Corp. reported that it and Edward C. Johnson 3d had sole voting power with respect to 678,147 shares, no voting power with respect to 10,958,656 shares, and sole dispositive power with respect to 11,636,803 shares. FMR Corp. disclaims beneficial ownership of 209,300 of the reported shares of Common Stock with respect to which an entity having overlapping ownership with FMR Corp. has sole voting and dispositive power. Edward C. Johnson 3d and Abigail P. Johnson are Chairman and a director, respectively, of FMR Corp., and own 12.0% and 24.5%, respectively, of the aggregate voting stock of FMR Corp. Various members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp.

(2) Information is as of January 27, 1997 and is based on a Schedule 13G filed by Putnam Investments, Inc. ("Putnam"), on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. Putnam reported that it had sole voting power with respect to none of the shares, shared voting power with respect to 863,900 shares, and shared dispositive power with respect to all of the shares.

                                   PROPOSAL 2

           AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE
       THE AUTHORIZED COMMON STOCK FROM 150,000,000 TO 300,000,000 SHARES


     On April 9, 1997, the Board of Directors declared a two-for-one stock split of the Company's outstanding Common Stock, effective upon amendment to the Company's Second Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase the authorized number of shares of Common Stock from 150,000,000 to 300,000,000 shares (the "Amendment"). The two-for-one split will take the form of a dividend of one share for each outstanding share of Common Stock.



     The two-for-one stock split cannot be effected without an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock. Currently the authorized capital stock of the Company consists of 5,000,000 shares of Preferred Stock, $1.00 par value per share ("Preferred Stock"), and 150,000,000 shares of Common Stock, $1.00 par value per share ("Common Stock"). The proposed amendment would replace the first paragraph of Article Fourth of the Certificate of Incorporation in its entirety with the following:

        "FOURTH: The total number of shares of capital stock of all classes which this Corporation shall have authority to issue shall be three hundred five million (305,000,000) shares, consisting of three hundred million (300,000,000) shares of Common Stock of the par value of one dollar ($1.00) per share, amounting in the aggregate to three hundred million dollars ($300,000,000), and five million (5,000,000) shares of Preferred Stock of the par value of one dollar ($1.00) per share, amounting in the aggregate to five million dollars ($5,000,000)."

No increase in the number of authorized shares of Preferred Stock of the Company, currently 5,000,000 shares, will be made.


     At April 9, 1997, the Company had 79,709,369 shares of Common Stock and 1,500,000 shares of Series E Convertible Preferred Stock outstanding. As of that date, an aggregate of 12,913,629 shares of Common Stock were reserved for issuance, of which 3,197,030 shares were reserved for issuance under outstanding and future grants pursuant to the Company's stock plans and 9,716,599 shares of Common Stock were reserved for issuance upon conversion of the Series E Preferred Stock.


     The holders of the outstanding shares of Common Stock are entitled to vote as a class upon the Amendment. If the stockholders approve the Amendment, it will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which is expected to take place promptly after the stockholders' meeting. The Amendment does not alter or change the powers, preferences, or special rights of the holders of shares of Common Stock or any other class of stock.


     If Proposal 2 is adopted, each stockholder of record on June 11, 1997 will receive one additional share of Common Stock for each share held on that date. The distribution date for the certificates representing the additional shares is expected to be June 26, 1997.



     The number of authorized shares of Common Stock currently remaining is less than the number required to accommodate the proposed stock split. In addition to accommodating the two-for-one stock split, the Board of Directors believes that it is desirable to have available a substantial number of authorized but unissued shares of Common Stock which may be issued from time to time, without further authorization of the stockholders, to provide for stock splits or stock dividends, stock options and other equity incentives, to be able to take advantage of acquisition opportunities, to meet future capital needs, and for other general corporate purposes.


     The Company has in the past entered into acquisition transactions and may do so in the future. Any such future acquisition could involve the issuance of additional Common Stock or Preferred Stock by the Company. Any issuance of additional shares of Common Stock, including upon conversion of shares of convertible Preferred Stock, would have the effect of reducing the percentage voting interests of previously outstanding Common Stock. Shares of authorized but unissued Common Stock may be issued from time to time by the Board of Directors without further stockholder action unless such action is required by the law of the State of Delaware, under which the Company is incorporated, the Company's Certificate of Incorporation, or the rules of the New York Stock Exchange. The New York Stock Exchange currently has a listing requirement, the effect of which is to require that a listed company obtain prior stockholder approval when issuing shares of authorized but unissued stock in a transaction in an amount greater than 20% of its then outstanding stock.

     In addition to the foregoing uses for authorized but unissued stock, additional authorized but unissued shares of Common Stock might be used in the context of a defense against or response to possible or threatened hostile takeovers.

     The holders of Common Stock do not have preemptive rights to subscribe to shares of Common Stock or other securities issued by the Company. The issue of additional authorized shares of Common Stock may dilute the voting power and equity interest of present stockholders. It is not possible to predict in advance whether the issue of additional shares will have a dilutive effect on earnings per share as it depends on the specific events associated with a particular transaction. However, additional shares issued pursuant to employee benefit plans would tend to have a dilutive effect on earnings per share.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.



     The Board of Directors recommend a vote "FOR" the approval of the amendment to the Company's Certificate of Incorporation. The persons named as proxies will vote the shares to which the proxy is related in accordance with the specifications on the form of proxy.



     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock, in person or by proxy, will be required to approve Proposal 2. An abstention or a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and
(ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have the effect of a vote against the amendment. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.


                                   PROPOSAL 3

                    INCREASED SHARE AUTHORIZATION AND OTHER
                    AMENDMENTS TO 1986 STOCK INCENTIVE PLAN

     The Board of Directors believes that equity incentives are important in motivating key associate performance and accordingly the Company has for many years used stock options and other stock-based awards as part of its overall compensation programs. The Board of Directors believes its use of such incentives has contributed to the Company's success by better aligning the interests of key associates with those of stockholders.

PROPOSED AMENDMENTS TO THE COMPANY'S STOCK INCENTIVE PLAN


     On April 9, 1997 the Board of Directors voted, subject to stockholder approval, to amend the 1986 Stock Incentive Plan (the "Incentive Plan") to: (i) increase the authorized number of shares under the Incentive Plan by 4,500,000 shares; (ii) adopt certain performance criteria for performance awards made pursuant to the Incentive Plan; (iii) establish award limits per participant;
(iv) require stockholder approval for any repricing of options; and (v) extend the term of the Incentive Plan to April 8, 2007. In addition, the stockholders are being asked to approve certain eligibility requirements contained in the Incentive Plan.



     As of April 9, 1997, 2,490,807 shares of Common Stock were subject to outstanding grants and 658,223 shares remained available for future grants under the Incentive Plan. The Board of Directors recommends approval by the stockholders of the addition of 4,500,000 shares to the Incentive Plan to provide a sufficient number of shares to enable option and other grants to continue to be made for several years, while nevertheless ensuring that the number of shares available for future grants, together with outstanding share grants, under the Incentive Plan will be less than 10% of the Company's outstanding shares of Common Stock. On April 17, 1997, the closing price of the Common Stock on the New York Stock Exchange Composite Transactions tape was $42.25.


     In the event that this Proposal 3 is not approved by the stockholders, and as a consequence the Company is unable to continue to grant stock-based awards at competitive levels, the Company's management believes that it will negatively affect the Company's ability to manage future growth that may require the hiring and retention of highly qualified personnel.

     Section 162(m) of the Internal Revenue Code (the "Code") limits the deductibility by a public company of compensation paid to the chief executive officer and up to four other highly compensated executive officers to $1,000,000 per individual per year. An exception is provided for certain performance based compensation. To continue to qualify option and performance award grants under the Incentive Plan for purposes of Section 162(m) of the Code, the Company is seeking stockholder approval of material terms of the Incentive Plan, including performance criteria applicable to performance awards, per participant limits for stock options, stock appreciation rights and performance awards under the Incentive Plan, and the Incentive

Plan's eligibility requirements. These criteria, limits and eligibility requirements are summarized in the Summary of the Incentive Plan below. Awards under the amended Incentive Plan to participants for whom Section 162(m) is expected to be relevant are conditioned on stockholder approval. The Board of Directors also recommends stockholder approval to extend the Incentive Plan beyond its current expiration date to April 8, 2007.


     In the event the proposed two-for-one stock split becomes effective, the maximum number of shares authorized for grant under the Incentive Plan, including the 4,500,000 additional share authorization for which stockholder approval is sought, together with the Section 162(m) separate limits per participant and the numerical exception for vesting requirements of Restricted Stock referred to in the Summary of the Incentive Plan, would be automatically doubled to reflect the two-for-one split.


SUMMARY OF THE INCENTIVE PLAN

     The following is a description of the permissible terms of awards under the Incentive Plan. Individual awards may be more restrictive as to any or all of the permissible terms described below.

     The Incentive Plan permits the granting of a variety of stock and stock-based awards. The Incentive Plan is presently administered by the Executive Compensation Committee of the Company's Board of Directors (the "ECC"). Only Common Stock may be issued under the Incentive Plan.


     Persons eligible to participate in the Incentive Plan are those full- or part-time officers and other key employees of the Company or its subsidiaries who are responsible for or contribute to the management, growth or profitability of the business of the Company, as are selected from time to time by the ECC. As of April 9, 1997, approximately 970 persons were eligible to receive awards under the Incentive Plan. Persons who are not employees of the Company or a parent or subsidiary (as those terms are used in Section 424 of the Internal Revenue Code), are not eligible to receive grants of incentive options, as defined below. The Incentive Plan limits the terms of awards to 10 years and prohibits the granting of awards after April 8, 2007.


     Awards and shares which are forfeited, reacquired by the Company or satisfied by a cash payment or otherwise without the issuance of Company Common Stock are not counted toward the total number of shares available under the Incentive Plan, except that shares of Restricted Stock reacquired by the Company and shares withheld by the Company to satisfy tax withholding requirements are counted to the extent required under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor rule. Such Rule does not presently require that such shares be so counted. Shares delivered under awards in substitution for awards held by employees of companies or businesses acquired by the Company or its subsidiaries are in addition to the maximum number of shares authorized under the Incentive Plan.

     Stock Options. The Incentive Plan permits the granting of non-transferable stock options that qualify as incentive stock options ("incentive options") under the Code and non-transferable stock options that do not so qualify ("non-statutory options"). The ECC may provide that upon exercise of an option, instead of receiving shares free from restrictions under the Incentive Plan, the participant will receive shares of Restricted Stock or Deferred Stock awards (see below). The exercise price of each option is determined by the ECC, but may not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of the option.


     The term of each option is fixed by the ECC but may not exceed 10 years from the date of grant. The ECC determines at what time or times each option may be exercised, and the exercisability of options may be accelerated by the ECC at or after grant, including termination for any reason other than for Cause (as defined in the Incentive Plan). In the event of termination of employment by reason of normal retirement, disability or death, an option may thereafter be exercised (to the extent it was then exercisable) for a period of three years, or such shorter period as may be specified by the ECC at the time of grant, subject to the stated term of the option. In the event of termination of employment for any reason other than normal retirement, disability or death, an option may thereafter be exercised, to the extent then exercisable, for three months following termination (or such longer period of up to three years as the ECC determines at or after the grant date), subject to the stated term of the option. However, options cease to be exercisable upon termination for Cause.

     The exercise price of options granted under the Incentive Plan must be paid in full by certified or bank check or other instrument or means acceptable to the ECC or in a so-called cashless exercise through a broker, or if the ECC so determines, by delivery of shares of unrestricted Company Common Stock, valued at their fair market value on the exercise date at an amount equal to the exercise price of the option.


     No Option Repricing. In the event of a decline in the value of the Company's Common Stock, the ECC has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or non-statutory, with new lower priced options. The proposed amendments to the Incentive Plan eliminate the authority of the ECC to reprice options without stockholder approval.


     Individual Limit on Option Awards. The Incentive Plan limits the number of shares subject to options that can be granted to any participant during any three-year period to 1,000,000 shares.

     Stock Appreciation Rights. The ECC may grant non-transferable stock appreciation rights which, upon exercise, entitle the holder to receive an amount, in any combination of cash or shares of Unrestricted Stock, Restricted Stock or Deferred Stock awards, not greater in value than the increase in the value of the shares covered by such right from the date of grant of the right to the date of exercise. Stock appreciation rights may be granted separately from or in tandem with the grant of an option. In addition, upon request of an option holder, the ECC may permit the Company to pay the optionee, in cancellation of an option not accompanied by a related stock appreciation right, any combination of cash, unrestricted Company Common Stock, Restricted Stock or Deferred Stock awards not greater in value than the increase in the value of the shares covered by the option from the date of grant of the option to the date the underlying option is canceled. The Incentive Plan limits the number of shares subject to stock appreciation rights granted to any participant during any three year period to 1,000,000 shares.

     Restricted Stock and Unrestricted Stock. The ECC may award shares of the Company's Common Stock subject to such conditions and restrictions (including vesting) as the ECC may determine ("Restricted Stock"). No grants of Restricted Stock may vest in less than three years except for performance shares vesting in no less than one year, shares vesting in equal annual installments over three years and additional shares not exceeding 200,000 shares in the aggregate.

     The ECC may at any time waive any and all such restrictions, including through accelerated vesting. Shares of Restricted Stock are non-transferable and if a participant who holds shares of Restricted Stock terminates employment for any reason (including death) prior to the lapse or waiver of the restrictions the Company may require the forfeiture or repurchase of the shares in exchange for the amount, if any, which the participant paid for them.

     The ECC may also grant shares which are free from any restrictions under the Incentive Plan ("Unrestricted Stock").

     Deferred Stock. The ECC may make Deferred Stock awards under the Incentive Plan. These are non-transferable awards entitling the recipient to receive shares of Common Stock without any payment in one or more installments at a future date or dates, as determined by the ECC. Receipt of Deferred Stock may be conditioned on such matters as the ECC shall determine, including continued employment or attainment of performance goals.

     Performance Awards. The ECC may grant non-transferable awards entitling the recipient to receive shares of Common Stock or cash in such combinations as the ECC may determine ("Performance Awards"). Payment of a Performance Award may be conditioned on achievement of specified performance goals over a fixed or determinable period and such other conditions as the ECC may determine. Performance Awards may be granted independently or in connection with stock options or other awards under the Incentive Plan.

     The Incentive Plan (i) limits the number of shares subject to Performance Awards granted to any participant during any three-year period to 1,000,000 shares each and (ii) requires that awards intended to qualify for the Section 162(m) exemption be based on attainment of performance goals established by the ECC which must be based on any one or more of the following performance criteria for which stockholder approval is sought in this Proposal 3: (a) sales, revenues, assets, or expenses;
(b) earnings, income or margins, before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations and aggregate or per share basis; (c) return on investment, capital, assets, sales or revenues; and (d) stock price. While the ECC has historically relied on divisional pre-tax earnings when establishing performance goals, the Board of Directors is seeking the flexibility of having broader performance criteria upon which the ECC may grant Performance Awards.

     Other Stock-based Awards. The ECC may grant other types of awards of, or based on, Common Stock ("Other Stock-based Awards").

     The ECC may determine the amount and form of consideration, if any, payable upon the issuance or exercise of Other Stock-based Awards. The ECC may prescribe limitations or conditions requiring forfeiture by the participant, or permitting repurchase by the Company of Other Stock-based Awards or related Common Stock, and may at any time accelerate or waive any such limitations or conditions. The recipient of an Other Stock-based Award will have the rights of a stockholder only to the extent, if any, specified by the ECC in the Other Stock-based Award agreement applicable to the particular Other Stock-based Award.

     Dividends and Deferrals. The ECC may require or permit the immediate payment or the waiver, deferral or investment of dividends paid on awards under the Incentive Plan and amounts equal to dividends which would have been paid if shares subject to an award had been outstanding, and may permit participants to make elections to defer the receipt of benefits under the Incentive Plan. The ECC may also provide for the accrual of interest or dividends on amounts deferred under the Incentive Plan on such terms as the ECC may determine.

     Adjustments. The ECC is required to make appropriate adjustments in connection with outstanding awards to reflect stock dividends, stock splits and similar events and extraordinary dividends, distributions or restructurings. In the event of a merger, liquidation or similar event, the ECC in its discretion may provide for substitution or adjustments or may accelerate or, upon payment or other consideration for the vested portion of any awards as the ECC deems equitable in the circumstances, terminate such awards (subject to the provisions described under "Change of Control" below).


     Amendment and Termination. The Board of Directors may at any time amend or discontinue the Incentive Plan and the ECC may at any time amend or cancel awards for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under outstanding awards without the holder's consent. Moreover, subject to stockholders' approval of this Proposal 3, any amendment that would reduce the exercise price of any option previously granted, and any amendment that would cause the Incentive Plan to fail to satisfy any then applicable incentive stock option rules under the Code or any stockholder approval requirements of Rule 16b-3 under the Exchange Act, as such Rule is in effect at the time of such amendment, shall be ineffective unless approved by the stockholders.


     Change of Control. The Incentive Plan provides that, in the event of a Change of Control of the Company, unless otherwise expressly provided at the time of grant, all stock options and stock appreciation rights will become immediately exercisable. Restrictions and conditions on other awards, including conditions on the vesting of shares and the exchange or conversion of securities for Common Stock, will automatically be deemed satisfied to the extent that the ECC may determine (whether at or after the time of grant). In addition, at any time prior to or after a Change of Control, the ECC may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine to be appropriate.

FEDERAL TAX EFFECTS

     The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the Incentive Plan under current federal tax laws.

     Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an incentive option. However, the exercise of an incentive option may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an incentive option within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

     Non-statutory Options. In general, in the case of a non-statutory option, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

     In general, an incentive option that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a non-statutory option. Incentive options granted after 1986 are also treated as non-statutory options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.


     In general, Section 162(m) of the Code limits to $1,000,000 the deduction a public corporation may claim for compensation paid in any year to any of the Company's chief executive officer and up to four of its other most highly paid executive officers. Performance based compensation, including compensation resulting from nondiscounted stock options, may qualify for exemption from this limit. Stock options under the Incentive Plan are intended to be eligible for the performance based compensation exemption under Section 162(m).


     Under the so-called "golden parachute" provisions of the Code, the vesting or accelerated exercisability of options and other awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

                            INCENTIVE PLAN BENEFITS

     The ECC has full discretion to determine the number and amount of awards to be granted to employees under the Incentive Plan, subject to the three-year limitation on the total number of awards that may be granted to any employee. Therefore, the future benefits or amounts that would be received by the executive officers and the groups named in the table below under the Incentive Plan are not determinable at this time. The following table shows the awards that were granted to such executive officers and groups under the Incentive Plan during the Company's 1997 fiscal year.

                                                                                            ESTIMATED
                                                                                           PERFORMANCE
                                                                                           PAYOUTS AT
                                                      RESTRICTED                          TARGET UNDER
                                                     STOCK AWARDS      STOCK OPTIONS          LRPIP
                 NAME AND POSITION                   (# OF SHARES)    (# OF SHARES)(2)      AWARDS(2)
---------------------------------------------------  -------------   ------------------   -------------
Bernard Cammarata(1)...............................           0                  0                  0
  President and Chief Executive Officer
Donald G. Campbell.................................           0             35,000          $ 262,500
  Executive Vice President-Finance and
  Chief Financial Officer
Richard G. Lesser..................................           0             65,000          $ 440,000
  Executive Vice President and
  Chief Operating Officer

                                                                                            ESTIMATED
                                                                                           PERFORMANCE
                                                                                           PAYOUTS AT
                                                      RESTRICTED                          TARGET UNDER
                                                     STOCK AWARDS      STOCK OPTIONS          LRPIP
                 NAME AND POSITION                   (# OF SHARES)    (# OF SHARES)(2)      AWARDS(2)
---------------------------------------------------  -------------   ------------------   -------------
Executive Group....................................           0            100,000          $ 702,500
Non-Executive Director Group.......................        N.A.               N.A.               N.A.
Non-Executive Officer Employee Group...............      17,500            608,000          $ 736,250

---------------

(1) In anticipation of negotiating a new employment agreement, Mr. Cammarata did not participate in any option grant or LRPIP award during the 1997 fiscal year. See "Executive Compensation Committee Report."


(2) Each of the awards in the table is subject to specified vesting periods and is dependent upon future service to the Company. (See footnote 1 to Option Grants in Fiscal 1997 Table at p. 21; and footnote 1 to Long-Term Incentive Plan -- Performance Awards in Fiscal 1997 Table at p. 22.)


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 3.

     The Board of Directors recommends a vote "FOR" the approval of the amendments to the Incentive Plan. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related "FOR" the approval of the amendments to the Incentive Plan.


     The affirmative vote of the holders of a majority of the shares properly cast on the proposal, in person or by proxy, will be required to approve Proposal 3. An abstention or a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have no effect on the outcome. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.


                                   PROPOSAL 4

           APPROVAL OF CERTAIN TERMS OF THE MANAGEMENT INCENTIVE PLAN

     The Company's Management Incentive Plan ("MIP"), in effect since 1979, is intended to provide key officers and associates with cash incentive opportunities based on annual performance goals. MIP is administered by the ECC, which has full authority to grant awards, including selecting the relevant performance criteria thereunder, to adjust performance goals or award amounts in certain circumstances and to amend the terms of the plan. At the beginning of each fiscal year, the ECC determines a range of performance goals from minimum to target to maximum, and for each participant determines the relative weightings of these performance goals and the award amounts payable upon attainment of the goals. Awards may provide that payment is accelerated upon specified events, including a change in control of the Company. Subject to selection by the ECC, officers and associates who are key to the annual growth and profitability of the Company are eligible to participate in MIP. Approximately 1,029 officers and associates currently participate in MIP.

     Section 162(m) of the Code limits the deductibility by public companies of compensation paid to each of the chief executive officer and up to four other highly compensated executive officers to $1,000,000 per individual per year. An exception is provided for certain performance-based compensation. In order for MIP awards to qualify for this exception, the material terms of the plan applicable to such awards, including eligibility, performance criteria and maximum award opportunities, must be approved by the Company's stockholders. The Company is seeking to qualify for this performance-based exception MIP awards for which Section 162(m) is expected to be relevant, and is therefore seeking stockholder approval of the material terms of MIP applicable to these awards.

     While the ECC has historically relied on divisional pre-tax earnings when making awards, the Board of Directors is seeking the flexibility of broader performance criteria upon which the ECC may grant performance-based awards to those executives for whom Section 162(m) is expected to be relevant. The performance criteria for which stockholder approval is sought in this Proposal 4 are as follows: (i) sales, revenues, assets, or expenses; (ii) earnings, income or margins, before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations and aggregate or per share basis; (iii) return on investment, capital, assets, sales or revenues; and (iv) stock price. Targets and other pertinent details of awards to the executive officers will be established by the ECC in accordance with
Section 162(m). The maximum amount that will be paid to any such executive with respect to an award for any award period under MIP will be $2,000,000. The Board of Directors believes that the increase in the maximum amount payable under MIP from $1,300,000 to $2,000,000 is appropriate in view of the increased size of the Company and the associated managerial responsibilities. If Proposal 4 is not approved by stockholders, awards payable under MIP will be limited to $1,300,000 and to the other terms approved by stockholders in 1994.


     The ECC has full discretion to determine the number and amount of awards to be granted to associates under MIP, subject to the limitation on the total number of awards that may be granted to any associate. Therefore, the MIP benefits to be paid for fiscal 1998 and future years are not determinable now. The following table shows the amounts paid to the indicated executive officers and groups for fiscal 1997 under MIP.


                     NAME                                      POSITION                  AMOUNT PAID
----------------------------------------------  ---------------------------------------  ------------
Bernard Cammarata(1)..........................  President and Chief Executive Officer    $ 1,300,000
Donald G. Campbell(1).........................  Executive Vice President-Finance and
                                                Chief                                    $   383,361
                                                Financial Officer
Richard G. Lesser(1)..........................  Executive Vice President and Chief       $   688,097
                                                Operating Officer
All executive officers as a group.............                                           $ 2,371,458
All employees as a group (excluding the
  executive officers).........................                                           $17,442,603

---------------


(1) For fiscal 1998, MIP awards for Messrs. Cammarata, Campbell and Lesser could result in payments ranging from $0 to $1,467,692, $0 to $474,856 and $0 to $882,692, respectively, dependent upon performance and based on fiscal year salary earned for the 53-week 1998 fiscal year.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 4.


     The Board of Directors recommends a vote "FOR" the approval of the material terms of MIP. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related "FOR" the approval of the material terms of MIP.



     The affirmative vote of the holders of a majority of shares properly cast on the proposal, in person or by proxy, will be required to approve Proposal 4. An abstention or a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and
(ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have no effect on the outcome. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

                                   PROPOSAL 5

     APPROVAL OF CERTAIN TERMS OF THE LONG RANGE PERFORMANCE INCENTIVE PLAN

     The Company's Long Range Performance Incentive Plan ("LRPIP"), in effect since 1992, is intended to provide to key officers and associates incentive opportunities based on the achievement of three-year performance goals. Awards are paid in cash.

     LRPIP is administered by the ECC, which has full authority to grant awards, including selecting the relevant performance criteria thereunder, to adjust performance goals or awards in certain circumstances and to amend the terms of any award. Awards under LRPIP are generally made annually for each successive rolling three-year period. At the time of award, the ECC determines a range of performance goals for the three-year award period, from minimum to target to maximum, and for each participant determines the relative weightings of these performance goals and the award amounts payable upon attainment of the goals. Upon a change in control of the Company (as defined), payment of the maximum award amount, partially reduced based on the portion of the award period remaining, is accelerated. Subject to selection by the ECC, officers and associates who are key to the Company's profitable growth are eligible to participate in LRPIP. A total of 10 officers and associates currently participate in LRPIP.

     As described under Proposals 3 and 4, Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers, with exceptions provided for certain performance-based compensation. The Company is seeking to qualify for this performance-based exception LRPIP awards for which
Section 162(m) is expected to be relevant, and is therefore seeking stockholder approval of the material terms of LRPIP applicable to these awards, including eligibility, performance criteria and maximum award opportunities.

     While the ECC has historically relied on divisional pre-tax earnings when making awards, the Board of Directors is seeking the flexibility of broader performance criteria upon which the ECC may grant performance-based awards. The performance criteria for which stockholder approval is sought in this Proposal 5 are as follows: (i) sales, revenues, assets, or expenses; (ii) earnings, income or margins, before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations and aggregate or per share basis; (iii) return on investment, capital, assets, sales or revenues; and (iv) stock price. Targets and other pertinent details of awards to the executive officers will be established by the ECC in accordance with
Section 162(m). The maximum amount that will be paid to any such executive with respect to an award for any three-year award period under LRPIP will be $2,000,000. The Board of Directors believes that the increase in the maximum amount payable under LRPIP from $1,300,000 to $2,000,000 is appropriate in view of the increased size of the Company and the associated managerial responsibilities. If Proposal 5 is not approved by stockholders, awards payable under LRPIP will be limited to $1,300,000 and to the other terms approved by stockholders in 1994.

     The ECC has full discretion to determine the number and amount of awards to be granted to associates under LRPIP, subject to the three-year limitation on the total number of awards that may be granted to any associate. Therefore, the LRPIP benefits to be paid for the three-year award period from fiscal year 1998 to fiscal year 2000 and future years are not determinable now. The following table shows the amounts paid to the indicated executive officers and groups for the three year award period ending in fiscal year 1997 under LRPIP.


                 NAME                                  POSITION                 AMOUNT PAID
--------------------------------------  --------------------------------------  -----------
Bernard Cammarata(1)..................  President and Chief Executive Officer    $ 537,285
Donald G. Campbell(1).................  Executive Vice President-Finance         $ 135,450
                                        and Chief Financial Officer
Richard G. Lesser(1)..................  Executive Vice President and             $ 325,065
                                        Chief Operating Officer
All executive officers as a group.....                                           $ 997,800
All employees as a group (excluding
  the executive officers).............                                           $ 335,508

---------------

(1) For the award cycle 1998-2000, LRPIP awards for Messrs. Cammarata, Campbell and Lesser could result in payments ranging from $0 to $1,260,000, $0 to $420,000 and $0 to $742,500, respectively, dependent upon performance and based on current salary.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 5.


     The Board of Directors recommends a vote "FOR" the approval of the material terms of LRPIP. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related "FOR" the approval of the material terms of LRPIP.



     The affirmative vote of the holders of a majority of shares properly cast on the proposal, in person or by proxy, will be required to approve Proposal 5. An abstention or a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and
(ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have no effect on the outcome. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.


                                   PROPOSAL 6

            APPROVAL OF THE EXTENSION OF THE 1993 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

     The Company's 1993 Stock Option Plan for Non-Employee Directors (the "Non-Employee Director Option Plan") was adopted by the Board of Directors of the Company on April 8, 1993. The Non-Employee Director Option Plan is designed to advance the interests of the Company and its stockholders. It is intended to increase the proprietary interest in the Company of non-employee directors by providing a portion of their compensation in options to acquire shares of Common Stock and thereby aligning the interest of those directors more closely with those of the Company's stockholders.

     Stockholders are being requested to approve the extension of the Non-Employee Director Option Plan. The Non-Employee Director Option Plan currently states that no option shall be granted under the Plan after the day of the annual meeting of stockholders held in 1997. As amended, options could not be granted after the day of the annual meeting of stockholders held in 2002. The Board of Directors is not recommending any further amendments to the Non-Employee Director Option Plan at this time.

     Pursuant to the Non-Employee Director Option Plan, on June 8, 1993 each director who was not at that time a present or former employee of the Company received an option to purchase 1,000 shares of Common Stock. On the date of each subsequent annual meeting each continuing non-employee director has been and will be granted an option to acquire an additional 500 shares of Common Stock and newly elected directors and directors elected subsequent to the then most recent annual meeting will each receive an option to purchase 1,000 shares. A total of 48,000 shares of Common Stock are currently reserved for issuance under the Non-Employee Director Option Plan, subject to adjustment for stock splits and similar events, of which 34,000 shares remain available for future grants. In the event the proposed two-for-one stock split becomes effective, the maximum number of shares authorized for grant and individual grants under the Non-Employee Director Option Plan would automatically be doubled to reflect the two-for-one split. The Non-Employee Director Option Plan as originally approved by stockholders was to expire after five years. Upon expiration, options then outstanding will continue in effect according to their terms.


     The exercise price of options is the fair market value of the Common Stock on the date of grant. The exercise price may be paid by certified or bank check, by tendering shares of Common Stock or by delivering an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price. Each option is non-transferable except upon death, will expire 10 years after the date of grant and will become fully exercisable one year after the date of grant. If the director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, that option will immediately expire. Any vested options will remain exercisable for a period of three years following death, disability or retirement after attaining age 65 with at least 10 years of service as a director or after attaining age 70, 71 or 72 with 9, 8 or 7 years of service, respectively, or three months following any other termination of the individual's status as a director, but in no event shall an option be exercisable beyond the tenth anniversary of the date of grant. Upon a merger in which the Company is not the surviving corporation or that results in the acquisition of all of the Company's stock or a sale of all or substantially all of the Company's assets, or a dissolution or liquidation of the Company, all options not at the time exercisable will become immediately exercisable and will terminate upon the consummation of the transaction. The ECC administers the Non-Employee Director Option Plan and has the authority to make appropriate adjustments for stock splits and other transactions affecting the Common Stock such as extraordinary dividends.

     For federal income tax purposes, options under the Non-Employee Director Option Plan are treated as non-statutory options. In general, in the case of a non-statutory option, the optionee has no federal taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, appreciation or depreciation arising after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 6.


     The Board of Directors recommends a vote "FOR" the approval of the amendment to the Non-Employee Director Option Plan. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related "FOR" the approval of the extension of the expiration date of the Non-Employee Director Option Plan.



     The affirmative vote of the holders of a majority of the shares properly cast on the proposal, in person or by proxy, will be required to approve Proposal 6. An abstention or a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have no effect on the outcome. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

                             EXECUTIVE COMPENSATION



EXECUTIVE COMPENSATION COMMITTEE REPORT


     The Company's executive compensation program is administered by the Executive Compensation Committee (the "ECC") of the Board of Directors. All of the ECC members are independent, non-employee directors.

  Compensation Philosophy

     The Company's compensation philosophy is based upon the premise that all of its associates are important to its success, with senior executives, including its executive officers, setting the direction of the business and having overall responsibility for its results. Because the Company operates in a highly competitive and difficult economic environment for retailers, the Company has planned a compensation structure intended to attract and retain individuals with a high caliber of talent, reward the creativity of its executive officers in maximizing business opportunities and provide incentives to the executive officers to execute the Company's objectives and enhance shareholder value by achieving both short and long-term business objectives.


     The ECC uses the services of outside compensation consultants in order to ensure that the Company's total compensation programs for senior executives are competitive with packages offered by certain peer companies for similar positions. The companies selected for these purposes are predominantly retail companies, including major competitors of the Company as to which compensation information is available. While some of these peer companies are included in the Dow Jones Apparel Retailers Index appearing in the Performance Graph on page 23, these peer companies are not all the same as the companies comprising that index. The level of base salary and target short term incentive goals in the Company's Management Incentive Plan approximate the median level of such compensation afforded by the peer companies. Outside compensation consultants assist the Committee with establishing a competitive long-term compensation strategy by reviewing peer company total compensation mix between annual programs and various long-term compensation vehicles. Company awards made under the Management Incentive Plan and Fiscal 1997 Long Range Performance Incentive Plan for Executive Officers are totally tied to Company income goal performance thus linking incentive rewards to Company short and long-term performance goals.


     The ECC has implemented its philosophy of compensation by approving key executive base salaries to be competitive with other retailers; providing short term incentives tied to defined financial measures that such executives can influence; and providing longer term incentives to encourage strategic planning and execution; all of which will have a significant benefit to the Company and its shareholders.

  Compensation of Chief Executive Officer

     Mr. Cammarata has recently entered into a new employment agreement which is described under "Employment Agreements." In negotiating the terms of this agreement, the ECC recognized that Mr. Cammarata is one of the country's outstanding retail executives and sought to retain Mr. Cammarata's services and provide certain performance incentives.


     The new agreement reflects these aims in providing immediately vested grants denominated in stock that are payable in the future either in stock or in cash reflecting any deemed sale of the stock, as well as short term and long-term performance incentives in the form of participation in the Company's Management Incentive Plan ("MIP"), Long Range Performance Incentive Plan ("LRPIP") and option grants. In addition, Mr. Cammarata has agreed to a five-year noncompetition period following voluntary termination of employment.


     In anticipation of negotiating a new agreement, Mr. Cammarata did not receive the option grant and LRPIP award to which his prior agreement would have entitled him during the last fiscal year. The new agreement seeks to approximate these benefits by a grant of an additional option equal in shares to the option that was not granted last year, and contingent deferred cash awards designed to approximate benefits that Mr. Cammarata would have obtained had he received an option grant and an LRPIP award last year.

     By requiring deferral of various components of compensation until Mr. Cammarata ceases to be employed by the Company, the agreement seeks to preserve the Company's federal tax deduction for such benefits under the Internal Revenue Code.

     The remainder of this report discusses compensation policies and related matters primarily with respect to the Company's last fiscal year (fiscal 1997).

  Base Salary

     The Company sets base salaries taking into consideration individual performance and prevailing market data for similar positions. The performance of Executive Officers is evaluated by Mr. Cammarata, and such performance, including that of Mr. Cammarata, is evaluated by the Committee taking into account achievement of corporate or divisional operating performance and other subjective criteria without any specific weighting assigned to a particular factor. Mr. Cammarata's base salary under his new employment agreement is $1,200,000. Current base salaries for Messrs. Campbell and Lesser are $560,000 and $900,000, respectively. Employment agreements for Messrs. Cammarata, Campbell and Lesser provide for periodic review of base salary by the Board of Directors.

  Short Term Incentives

     The Company encourages its key associates, including Messrs. Cammarata, Campbell and Lesser, to realize certain annual goals (tied to pre-tax income) which are set by the ECC early in each fiscal year, through MIP. Executive officers' MIP awards are based upon the results of the Company's operating businesses. If targets are not met, there is either no MIP award payment or a reduced award payment based on a percentage of the target realized. If results exceed target, the executive officer could earn up to a maximum of two times target depending upon the performance above goal. The target and maximum award percentages are set by the ECC according to the responsibilities of the individual executive. For fiscal 1997, the MIP payments to Messrs. Cammarata, Campbell and Lesser equaled 108%, 79% and 93% of their respective fiscal year salaries. Mr. Cammarata's target award was 60% of salary. During fiscal year 1997, based on Company performance, actual incentive payments for Messrs. Cammarata, Campbell and Lesser reflect above target awards. In the case of Mr. Cammarata, the annual MIP incentive award was 181% of target goal performance.

  Long-Term Incentives

     The basic long-term compensation program established for senior management includes a Long Range Performance Incentive Plan ("LRPIP") and option grants, and is designed to reward the realization of longer term goals, including the enhancement of shareholder value, and to encourage continuity of senior management by tying a significant portion of such executives' total compensation to the Company's long-term performance.

  Long Range Performance Incentive Plan


     The objectives of LRPIP are to reward executives, including Messrs. Cammarata, Campbell and Lesser, for achieving long-term financial performance goals (either Company-wide goals or divisional goals) over a three-year period; and to provide incentives for executives who participate in the plan to stay with the Company. If three-year pre-tax income targets are achieved, a target performance award will be paid, but if performance targets are not met, there would be either no performance award or a reduced performance award based on the percentage of the target goals realized. The maximum award ranges up to 150% of the performance target award for performance exceeding target goals. For the fiscal 1995-1997 LRPIP cycle, the award payout, based on Company performance, was at 90% of target for Messrs. Cammarata and Campbell and 100% of target for Mr. Lesser. In addition, pursuant to his prior employment agreement and based on Company performance in fiscal year 1997, Mr. Cammarata vested in 37,500 Performance Shares previously awarded to him plus accrued dividends.

  Option Grants


     Fiscal year 1997 stock options were awarded to the Company's key associates including Messrs. Campbell and Lesser as a long-term incentive vehicle. The number of stock options granted key associates is based upon the level and responsibility of the particular associate, the associate's expected contribution towards Company performance, and total compensation mix strategy. All fiscal 1997 stock option awards were made pursuant to the 1986 Stock Incentive Plan with an exercise price equal to the fair market value of the Company's common stock on the date of grant and with a term of ten years. These awards provide value to the executive officers only when and to the extent that the fair market value of the Company's common stock appreciates over the fair market value on the date of grant.



  Section 162(m) of the Internal Revenue Code of 1986



     The Company is seeking shareholder approval in Proposals 3, 4 and 5 for the material terms of the Company's 1986 Stock Incentive Plan, Management Incentive Plan and Long Range Performance Incentive Plan to qualify performance based executive officer compensation under such plans for exemption from the limit on deductibility imposed by Section 162(m) of the Internal Revenue Code. The ECC retains the discretion to make awards that do not qualify for exemption under
Section 162(m).

                                            Executive Compensation Committee

                                            Robert F. Shapiro, Chairman
                                            Dennis F. Hightower
                                            John M. Nelson, ex-officio
                                            John F. O'Brien
                                            Willow B. Shire

                           SUMMARY COMPENSATION TABLE

     The following provides information concerning compensation for the Chief Executive Officer and the Company's two other executive officers for services to the Company for the fiscal years ended January 25, 1997, January 27, 1996 and January 28, 1995.

                                                                                 LONG-TERM COMPENSATION
                                                                          -------------------------------------
                                                                              AWARDS GRANTED          PAYOUTS
                                           ANNUAL COMPENSATION            -----------------------   -----------
                                  --------------------------------------  RESTRICTED                 LONG-TERM
                                                           OTHER ANNUAL     STOCK     SECURITIES     INCENTIVE     ALL OTHER
        NAME AND         FISCAL                            COMPENSATION     AWARDS    UNDERLYING       PLAN       COMPENSATION
   PRINCIPAL POSITION     YEAR      SALARY      BONUS(1)        (2)         ($)(3)      OPTIONS     PAYOUTS(4)        (5)
------------------------ ------   ----------   ----------  -------------  ----------  -----------   -----------   ------------
Bernard Cammarata         1997    $1,200,000   $1,300,000     $ 7,294         $0              0(6)  $2,134,035(7)    $4,637
  President and Chief     1996    $  850,000   $  725,282     $ 7,294         $0         75,000     $   58,533       $4,284
  Executive Officer       1995    $  850,000   $  286,132     $ 6,539         $0         75,000     $  168,469       $4,460
Donald G. Campbell        1997    $  486,923   $  383,361     $ 5,059         $0         35,000     $  135,450       $5,837
  Executive Vice          1996    $  415,000   $  244,440     $ 5,000         $0         30,000     $   14,833       $5,034
  President -- Finance    1995    $  381,923   $   78,713     $ 4,824         $0         25,000     $   41,050       $5,210
  and Chief Financial
  Officer
Richard G. Lesser         1997    $  742,885   $  688,097     $ 7,294         $0         65,000     $  325,065       $5,837
  Executive Vice          1996    $  635,000   $  391,982     $ 7,294         $0         40,000     $   43,424       $5,034
  President and Chief     1995    $  593,654   $  192,661     $ 7,294         $0         35,000     $  123,400       $5,210
  Operating Officer

---------------


(1) Except for the amounts set forth in the following sentences, the Bonus amounts were paid pursuant to MIP. The Bonus amounts for each of fiscal 1996 and 1995 include amounts representing the retention portion of certain awards granted under LRPIP. Amounts payable with respect to the fiscal 1994 grant were paid in April 1996. Under the fiscal 1994 grant, the Bonus amounts included for each of fiscal 1996 and 1995 for Mr. Cammarata was $85,500; Mr. Campbell, $21,667; and Mr. Lesser, $49,167; and under the fiscal 1993 grant, the bonus amounts included for fiscal 1995 for Mr. Cammarata was $85,500; Mr. Campbell, $20,833; and Mr. Lesser, $43,833. In April 1996 the ECC also made a special cash award to Messrs. Cammarata, Campbell and Lesser in the amounts of $500,000, $175,000 and $225,000, respectively, in recognition of their efforts in connection with the restructuring of the Company through the sale of the Hit or Miss division and the acquisition of Marshalls, both of which occurred in fiscal 1996.

(2) Other Annual Compensation consists of tax reimbursements associated with car allowances and excludes perquisites having an aggregate value of the lesser of either $50,000 or 10% of salary and bonus.


(3) As of January 25, 1997, Mr. Cammarata held 4,625 shares of unvested aggregate Performance Accelerated Restricted Stock ("PARS") with a value of $190,781. PARS have an accelerated vesting feature based upon achievement of between 10% and 20% annual compound growth of Company earnings. Shares of restricted stock receive ordinary common stock dividends. With respect to such PARS, if the fair market value of Common Stock is less than $16.98 at the time of vesting and cumulative annual compound growth in adjusted earnings per share of the Company exceeds 10%, the Company will pay Mr. Cammarata an amount equal to any such difference in value for the shares then vesting. No such cash payments have been required to date. In the event of a change of control, as defined, Mr. Cammarata's PARS would vest. Upon his death or disability, Mr. Cammarata would vest in approximately twice the number of shares vesting on a non-accelerated basis through such date. In the event of termination of his employment by the Company other than for cause or termination by Mr. Cammarata for Valid Reason (as defined), Mr. Cammarata would vest in a prorated portion of shares normally vesting in the year of termination.



(4) The Payouts under LRPIP consist of the performance portions of the fiscal 1993 and fiscal 1994 grants with respect to the fiscal 1993-1995 and fiscal 1994-1996 award periods, respectively. The Payout under the fiscal 1995 grant for the fiscal 1995-1997 award period is entirely performance based.



(5) All Other Compensation includes (a) calendar 1996, 1995 and 1994 Company contributions to the Company's General Savings/Profit Sharing Plan of $1,800, $1,125 and $1,125, respectively, to the account of Mr. Cammarata and $3,000, $1,875 and $1,875, respectively, to the accounts of each of Messrs. Campbell and Lesser and (b) Company paid amounts with respect to executive life insurance in the amounts of $2,837, $3,159, and $3,335, respectively, for fiscal 1997, 1996 and 1995, for each of Messrs. Cammarata, Campbell and Lesser.



(6) In anticipation of Mr. Cammarata's new employment agreement, Mr. Cammarata did not receive the option grant award to which he was entitled under his prior agreement. See the Executive Compensation Committee Report at pp. 18-20.



(7) In addition to Mr. Cammarata's payout under LRPIP for the fiscal 1995-1997 award period of $537,285, Mr. Cammarata vested in 37,500 shares of performance based deferred stock ("Performance Shares") valued at $1,596,750, including accrued dividends, based on increases in consolidated Company earnings per share from continuing operations. The award covering these shares was originally granted in fiscal 1995.


                          OPTION GRANTS IN FISCAL 1997

     The following table reports stock option grants awarded between January 28, 1996 and January 25, 1997 to the following executive officers.

                                                INDIVIDUAL GRANTS
                              ------------------------------------------------------         POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF     PERCENT OF                                          ASSUMED ANNUAL RATES OF
                              SECURITIES   TOTAL OPTIONS                                        STOCK PRICE APPRECIATION
                              UNDERLYING    GRANTED TO     EXERCISE OR                             FOR OPTION TERM(2)
                               OPTIONS     EMPLOYEES IN     BASE PRICE    EXPIRATION     --------------------------------------
            NAME              GRANTED(1)    FISCAL YEAR   (PER SHARE)(1)     DATE        0%          5%               10%
----------------------------- ----------   -------------  --------------  ----------     ---   --------------    --------------
Bernard Cammarata(3).........         --          --               --           --       --                --                --
Donald G. Campbell...........     35,000         4.9%        $ 34.875       6/4/06       $0    $      767,655    $    1,945,370
Richard G. Lesser............     65,000         9.2%        $ 34.875       6/4/06       $0    $    1,425,645    $    3,612,830
------------------------------------------------------------------------------------------------------------------
All Optionees(4).............    708,000       100.0%        $ 34.875       6/4/06       $0    $   15,528,564    $   39,352,056
All Shareholders(5).......... 79,576,438                                                 $0    $1,745,350,015    $4,423,017,577
Optionee Gains as % of All
  Shareholders Gain..........                                                                             0.9%              0.9%

------------

(1) All options were granted with an exercise price equal to the closing price on the New York Stock Exchange on the day of grant. Options vest in equal annual installments over three years. All options vest upon a change of control, as defined. All options vest upon death or disability in the case of Messrs. Campbell and Lesser.

(2) The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates required by the SEC, and therefore are not intended to forecast possible future appreciation of the Company's stock price at the end of ten years.


(3) In anticipation of Mr. Cammarata's new employment agreement, he did not receive the option grant to which he was entitled under his prior agreement. See the Executive Compensation Committee Report at pp. 18-20.


(4) The All Optionees example assumes the average price per share of all options granted during fiscal 1997 ($34.875) for a ten-year term based on assumed annual stock price appreciation of 0%, 5% and 10%, respectively.

(5) No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. The All Shareholders example assumes the same price and ten-year term used in the All Optionees example and is based on the number of shares outstanding on January 25, 1997 of 79,576,438, but does not reflect dividends which may be received during the period shown.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                     AND FISCAL 1997 YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1997 by executive officers and the value of such officers' unexercised options as of January 25, 1997.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                           SHARES                     OPTIONS AT FISCAL YEAR-END         IN-THE-MONEY OPTIONS
                          ACQUIRED                   -----------------------------       AT FISCAL YEAR-END(1)
                         ON EXERCISE      VALUE       EXERCISABLE    UNEXERCISABLE   -----------------------------
         NAME           (# OF SHARES)    REALIZED    (# OF SHARES)   (# OF SHARES)   EXERCISABLE    UNEXERCISABLE
----------------------  -------------   ----------   -------------   -------------   ------------   --------------
Bernard Cammarata.....     206,300      $5,372,889      200,000          75,000       $ 3,906,875     $1,887,500
Donald G. Campbell....      76,050      $1,611,501       46,680          63,320       $   916,500     $  946,625
Richard G. Lesser.....     100,827      $2,298,576       85,340         103,320       $ 1,557,625     $1,389,479

---------------

(1) The value of unexercised in-the-money options was calculated based on the closing price of the Company's Common Stock as of January 25, 1997, the last day of the fiscal year, less the exercise price of the options.

           LONG-TERM INCENTIVE PLAN-PERFORMANCE AWARDS IN FISCAL 1997

     The following table describes the awards granted to executive officers under the Company's Long Range Performance Incentive Plan ("LRPIP") during fiscal 1997(1).

                                                                     ESTIMATED FUTURE PAYOUTS
                                                PERFORMANCE      UNDER NON-STOCK PRICE-BASED PLAN
                                                  PERIOD        -----------------------------------
                                                   UNTIL        THRESHOLD      TARGET      MAXIMUM
                     NAME                         PAYOUT           ($)          ($)          ($)
----------------------------------------------  -----------     ---------     --------     --------
Bernard Cammarata(2)..........................      --            --             --           --
Donald G. Campbell............................   1997-1999        $0          $262,500     $393,750
Richard G. Lesser.............................   1997-1999        $0          $440,000     $660,000

---------------

(1) LRPIP operates on the basis of three-year periods. For each period, the ECC sets target awards and performance goals. Performance goals (currently tied to pre-tax income, but proposed to be expanded pursuant to Proposal 5) are based on Company-wide goals for corporate officers and on divisional goals for divisional officers. If three-year targets are met or partially met, up to 100% of the target award will be paid, increasing up to the maximum payout for performance which exceeds target goals. Awards earned under LRPIP are paid in cash. If employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, the employment agreement of each of the executive officers provides that such officer would receive an amount equal to a prorated portion of any LRPIP target award and upon a change of control, as defined, the executive officer would be entitled to receive the maximum award for the fiscal 1997-1999 period.


(2) In anticipation of Mr. Cammarata's new employment agreement, he did not receive the LRPIP award to which he was entitled under his prior agreement. See the Executive Compensation Committee Report at pp. 18-20.


                               PERFORMANCE GRAPH


     Set forth below is a line graph comparing the cumulative performance of the Company's Common Stock with the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index as of the date nearest the end of the Company's fiscal year for which index data is readily available for each year in the five-year period ending January 25, 1997. The graph assumes that $100 was invested on January 25, 1992 in each of the Company's Common Stock, the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index and that all dividends were reinvested.


        Measurement Period
      (Fiscal Year Covered)                 tjx               S&P 500              DJARI
BASE YEAR                                       100.00              100.00              100.00
1993                                            155.90              110.56               94.99
1994                                            169.49              124.96               88.77
1995                                             80.20              125.63               80.21
1996                                            119.07              174.19               89.28
1997                                            262.55              220.08              110.14

RETIREMENT PLANS

     The Company has in effect a qualified Retirement Plan for all eligible employees and a Supplemental Executive Retirement Plan ("SERP") for certain key employees, including the executive officers. The following table shows the estimated annual benefit payable on a straight life annuity basis at normal retirement (age 65) for all employees eligible for SERP benefits. Benefits payable under SERP are calculated by deducting benefits received under the Company's Retirement Plan; primary Social Security benefits; and benefits associated with the Company's contribution under the General Savings/Profit Sharing Plan.

                       ESTIMATED ANNUAL RETIREMENT BENEFITS
    AVERAGE             FOR YEARS OF SERVICE INDICATED(2)
    ANNUAL          ------------------------------------------
  EARNINGS(1)       10 YEARS     15 YEARS     20 YEARS OR MORE
---------------     --------     --------     ----------------
  $   100,000       $25,000      $37,500          $ 50,000
      150,000        37,500       56,250            75,000
      200,000        50,000       75,000           100,000
      300,000        75,000      112,500           150,000
      400,000       100,000      150,000           200,000
      500,000       125,000      187,500           250,000
      600,000       150,000      225,000           300,000
      800,000       200,000      300,000           400,000
    1,000,000       250,000      375,000           500,000
    1,200,000       300,000      450,000           600,000
    1,400,000       350,000      525,000           700,000
    1,600,000       400,000      600,000           800,000

------------

(1) Average Annual Earnings includes salary and short term bonuses and is based on the highest compensation during five of the last ten years of employment.

(2) As of January 25, 1997, the years of service for the following executive officers under SERP are as follows: Mr. Cammarata, 20 years; Mr. Campbell, 23 years; and Mr. Lesser, 22 years.

EMPLOYMENT AGREEMENTS

     Bernard Cammarata has entered into a new five-year employment agreement with the Company dated as of January 26, 1997. Mr. Cammarata will be entitled to base salary at a rate of $1,200,000 per year (subject to Board review in 1999 and 2001) and will continue to participate in MIP and LRPIP. Subject to annual determinations by the ECC, Mr. Cammarata will be eligible for target awards under MIP of 60% of base salary and a maximum MIP award opportunity of 120% of base salary, and under LRPIP will be eligible for target awards of 70% of base salary and a maximum award opportunity of 105% of base salary. Mr. Cammarata has also been granted an immediately vested deferred compensation award initially denominated in 225,000 shares of Common Stock. He has also been awarded two stock options for 100,000 shares and 250,000 shares of Common Stock. Both options have an exercise price equal to the fair market value of the Common Stock on the date of grant. The 100,000 share option becomes exercisable in three annual installments beginning on June 4, 1997 and the 250,000 share option becomes exercisable in three installments beginning on the first anniversary of the date of grant, subject in each case to accelerated vesting in certain instances. Mr. Cammarata will also be eligible for regular option grants. In addition, Mr. Cammarata has been awarded a deferred contingent cash award equal to the amount, if any, that he would have received had he participated in LRPIP for the three-year cycle ending in 1999, and an additional deferred cash award equal to the amount, if any (but not to exceed $787,500 in the aggregate), by which the value of the number of shares of Common Stock vesting on any date under the 100,000 share option described above exceeds $34.875 per share.

     The Company has established an account on its books reflecting Mr. Cammarata's deferred awards (including deferred annual salary in excess of $1,000,000, plus an opening balance of $55,000) and the notional investment of such amounts by Mr. Cammarata. In support of its obligation, the Company is contributing equivalent amounts to a so-called "rabbi trust." The Company may sell shares of Common Stock to match any notional sale by Mr. Cammarata of the Common Stock-denominated portion of his deferred award. Mr. Cammarata will be entitled to receive the balance in the deferred account upon termination of employment or, if earlier, at such time as the Company could pay such amounts on a deductible basis under Section 162(m) of the Code.


     If the employment period terminates prior to the end of its five-year term by reason of death, disability, incapacity, or termination by the Company other than for cause, or is terminated by Mr. Cammarata following certain Company actions, Mr. Cammarata would be entitled to full vesting of his stock options and would receive base salary and benefits for the balance of the contract period or for twelve months if longer, with any salary continuation after twelve months subject to reduction for other earnings. In such circumstances, Mr. Cammarata would also be entitled to an additional payment equal to his full award target (plus a prorated award target) under the Company's MIP for the year of termination, plus a prorated portion of any LRPIP award target. If Mr. Cammarata is not offered service in a capacity agreeable to him and on mutually satisfactory terms following the expiration of the five-year term of the agreement, he would be entitled to continuation of base salary at the rate then in effect until the annual meeting of stockholders occurring in 2003. In the event of a change of control (as defined) of the Company, Mr. Cammarata would vest in options, Performance Shares, and his maximum LRPIP award, and would no longer be subject to his noncompetition undertakings. He would also be entitled to one year's target award under MIP, and a prorated MIP target award for the year of the change of control. In the event of a change of control followed by termination of employment resulting from a Change of Control Termination, as defined, Mr. Cammarata would also be entitled to the termination benefits generally payable to the Company's officers upon a change of control as described below under "Change of Control Severance Agreements."



     Each of Richard G. Lesser and Donald G. Campbell has an amended and restated employment agreement effective as of February 1, 1995, as amended, with the Company providing for employment until January 31, 1999 in the case of Mr. Lesser, and January 31, 1998 in the case of Mr. Campbell, and thereafter until terminated by the Company or the executive. Mr. Lesser and Mr. Campbell currently receive $900,000 and $560,000, respectively, in base salary. Pursuant to his agreement, Mr. Lesser participates in LRPIP. Pursuant to his agreement, Mr. Lesser is entitled to earn up to 50% of his base salary as a target award or up to 100% as a maximum award under the Company's MIP. Pursuant to his agreement, Mr. Campbell participates in LRPIP. Pursuant to his agreement, Mr. Campbell is entitled to earn up to 42.5% of his base salary as a target award or up to 85% as a maximum award under the Company's MIP. If employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, Messrs. Lesser and Campbell will be entitled to certain benefits, including continuation of base salary and health and similar benefits for defined periods, payment of certain MIP and deferred compensation awards and a portion of any LRPIP target award prorated for months employed in the performance cycle before termination. In the event of a change of control (as defined), Messrs. Lesser and Campbell would vest in their options. They would also be entitled to accelerated lump-sum payments of the MIP target award for the year in which the change of control occurs; a prorated portion of such MIP target award; and maximum LRPIP awards. If a change of control were followed by termination of employment resulting from a Change of Control Termination, as defined, Messrs. Lesser and Campbell would also be entitled to the termination benefits described below under "Change of Control Severance Agreements." The Company has entered into a split-dollar life insurance agreement, effective January 1, 1996, on the life of Mr. Lesser, under which the Company annually contributes $37,500 toward the annual premium due under the policy covered by that agreement. Under that split-dollar life insurance agreement, the Company will be fully repaid for its premium contributions when that agreement terminates. The split-dollar agreement will terminate upon the earlier of Mr. Lesser's death or termination of employment.

CHANGE OF CONTROL SEVERANCE AGREEMENTS

     The Company provides change of control severance benefits to selected associates under individual agreements. Under these agreements, in general, upon a change of control (as defined) of the Company the associate would be entitled to accelerated lump-sum payments of the MIP target award for the year in which the change of control occurs and a prorated portion of any LRPIP award. If, during the 24-month period following a change of control, the Company were to terminate the associate's employment other than for cause (as defined) or the associate were to terminate his employment for reasons specified in the agreement, or if the employment period were to terminate by reason of death, disability or incapacity, the associate would be entitled to receive an amount equal to two times his base salary plus the present value of his SERP benefits, calculated using an additional service credit. For up to two years following termination the Company would also be obligated to provide continued health and other insurance and disability benefits and the use of an automobile. The foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would maximize the associate's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the associate in seeking enforcement of contractual rights following a change of control.

TRUST AGREEMENTS

     The Company has entered into trust agreements with institutional trustees providing for the payment out of the assets of the trusts of benefits accrued under such of the Company's various benefit plans, employment agreements and other employment arrangements as are from time to time specified by the Company. The trusts are currently only nominally funded, but the Company may in its discretion make contributions to and withdrawals from the trusts from time to time, subject to the trusts becoming irrevocable upon a change of control (as defined) of the Company and to the Company's obligations to fully fund the trusts upon a change of control. To the extent not withdrawn by the Company, the assets of the trusts will be used, subject to the terms of the trusts and to the Company's obligations to its general creditors, to make payments as they become due under the terms of the benefit plans, employment agreements and other employment arrangements from time to time specified by the Company.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of its directors and officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer or served at the Company's request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law shall permit broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Certificate of Incorporation and by Delaware law.

                              INDEPENDENT AUDITORS

     The directors have appointed Coopers & Lybrand L.L.P., who have served as the Company's auditors since 1962, to examine the financial statements of the Company for the fiscal year ending January 31, 1998. The Company expects representatives of Coopers & Lybrand L.L.P. to be present at the Annual Meeting with an opportunity to make a statement if they desire and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS


     Proposals of stockholders submitted for consideration at the next annual meeting of stockholders must be received by the Company no later than December 26, 1997 in order to be considered for inclusion in the Company's proxy materials for that meeting.


                                 OTHER MATTERS

     The management has no knowledge of any other matter which may come before the Annual Meeting and does not, itself, intend to present any such other matter. However, if any such other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.


     Neither the Executive Compensation Committee Report appearing above at pages 18 to 20 nor the Performance Graph appearing above at page 23 shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such report or graph by reference, and shall not otherwise be deemed filed under such Acts.



     The cost of solicitation of proxies will be borne by the Company. The Company has retained Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $7,500, plus expenses. Officers and employees of the Company may also assist in soliciting proxies in those manners.

                            THE TJX COMPANIES, INC.

The undersigned hereby appoints BERNARD CAMMARATA, DONALD G. CAMPBELL and JAY
H. MELTZER, and each of them, as attorneys and proxies, with full power of substitution, to represent and to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the "Company") to be held at BankBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, June 3, 1997 at 11:00 a.m., and at any adjournment thereof, all the shares of Common Stock of the Company which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2, 3, 4, 5 AND 6. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

        The Board of Directors recommends a vote FOR the election of Directors and FOR Proposals 2, 3, 4, 5 and 6.

     ---------------------------------------------------------------------
           PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE.
     ---------------------------------------------------------------------
Please sign this proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

-----------------------------------        -------------------------------------

-----------------------------------        -------------------------------------

-----------------------------------        -------------------------------------

                          ----------------------------
                            THE TJX COMPANIES, INC.
                          ----------------------------


Mark box at right if comments or address change have been noted on the    [ ]
reverse side of this card.

   RECORD DATE SHARES:


                    The Board of Directors recommends a vote
        FOR the Election of Directors and FOR Proposals 2, 3, 4, 5 and 6

1. Election of Directors.
                                                              With-   For All
        Bernard Cammarata                            For      hold     Except
         Arthur F. Loewy
        Robert F. Shapiro                            [ ]       [ ]       [ ]
        Fletcher H. Wiley

   NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's(s') name(s). Your shares will be voted for the remaining nominee(s).

                                                     For     Against   Abstain
2. Amend Article Fourth of the Company's Second
   Restated Certificate of Incorporation to          [ ]       [ ]       [ ]
   increase the number of authorized shares of the Company's common stock from 150,000,000 to 300,000,000.

3. Approve certain material terms of the Company's   [ ]       [ ]       [ ]
   1986 Stock Incentive Plan.

4. Approve certain material terms of the Company's   [ ]       [ ]       [ ]
   Management Incentive Plan.

5. Approve certain material terms of the Company's   [ ]       [ ]       [ ]
   Long Range Performance Incentive Plan.

6. Amend the Company's 1993 Non-Employee Director    [ ]       [ ]       [ ]
   Stock Option Plan to extend the expiration date of the Plan.


                                                 ------------------------------
Please be sure to sign and date this Proxy.      Date
-------------------------------------------------------------------------------



-----Shareholder sign here------------------------Co-owner sign here-----------


DETACH CARD                                                   DETACH CARD



                            THE TJX COMPANIES, INC.

Please take note of the important information enclosed with this proxy card. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return the proxy card in the enclosed postage paid envelope.

Proxy card must be received prior to the Annual Meeting of Stockholders, June 3, 1997.

Thank you in advance for your prompt consideration of these matters.